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EXHIBIT 99.4

PRESS RELEASE

FOR IMMEDIATE RELEASE

Optimal Robotics and Terra Payments Announce the
Relocation of their Respective April 6, 2004
Meetings of Shareholders

Montreal, Quebec, March 25, 2004 — Optimal Robotics Corp. (NASDAQ: OPMR) and Terra Payments Inc. (TSX: TPI) were informed that, due to an ongoing labour conflict at the Marriott Château Champlain, it will be impossible to hold their respective April 6, 2004 meetings of shareholders at that location.

The Annual and Special Meeting of Optimal shareholders to be held on April 6, 2004 at 11:00 a.m. will now take place at the Fairmont Queen Elizabeth, 900 René-Lévesque Blvd. West, Montréal, Québec, in room Hochelaga 5.

The Special Meeting of Terra shareholders to be held on April 6, at 2:30 p.m. will now take place at the Fairmont Queen Elizabeth, 900 René-Lévesque Blvd. West, Montréal, Québec, in the Mackenzie room.

About Optimal Robotics Corp.

Optimal Robotics Corp. (NASDAQ: OPMR) is a leading North American provider of self-checkout systems to retailers and depot and field services to retail, financial services and other third-party accounts. Optimal has approximately 1,000 employees, which includes approximately 800 software and hardware professionals, and facilities in upstate New York; Santa Ana, California; Toronto, Ontario; and Montreal, Quebec and operations throughout North America.

About Terra Payments Inc.

Terra Payments Inc. (TSX: TPI) formerly SureFire Commerce Inc., is an international leader in the payment processing industry. The Corporation provides technology and services that businesses require to accept credit card, electronic cheque and direct debit payments. Terra Payments processes credit card payments for Internet businesses including licensed online gaming, mail-order/telephone-order and retail point of sale merchants, as well as processing electronic cheques and direct debits online and by phone. Headquartered in Montreal (Quebec), Terra Payments has operations in Canada, the United States and the United Kingdom.

2.
Optimal Robotics and Terra Payments Announce the Relocation of their Respective April 6, 2004 Meetings of Shareholders

For further information visit www.terrapayments.com or www.opmr.com or contact:

David Schwartz
Chief Financial Officer
 Terra Payments Inc.
(514) 380-2730
 david@terrapayments.com

Leon Garfinkle
Senior Vice President and General Counsel
 Optimal Robotics Corp.
(514) 738-8885
 leong@optimal-robotics.com

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PRESS RELEASE
Optimal Robotics and Terra Payments Announce the Relocation of their Respective April 6, 2004 Meetings of Shareholders